                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549



                                 SCHEDULE 13G



                   Under the Securities Exchange Act of 1934

                              (Amendment No. 19)*

                               SUN COMPANY, INC.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 COMMON STOCK
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                        (Title of Class of Securities)

                                   866762107
                            -----------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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  CUSIP No. 866762107                   13G                Page 2 of 4 Pages
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------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            THE GLENMEDE TRUST COMPANY
            23-1512117
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 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [_]
            N/A
                                                                     (b) [_]
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 3    SEC USE ONLY


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 4    CITIZENSHIP OR PLACE OF ORGANIZATION

            PENNSYLVANIA

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                     5    SOLE VOTING POWER
    NUMBER OF                   3,984,458

      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY                 174,763

     OWNED BY
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER
                                3,799,119
    REPORTING

      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH                     399,215

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 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  4,210,165


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 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



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 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                  5.61%


------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*
                  BK


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                     *SEE INSTRUCTION BEFORE FILLING OUT!

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  CUSIP No. 866762107                                      Page 3 of 4 Pages
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                                 SCHEDULE 13G
                                 ------------


ITEM 4         OWNERSHIP.
------

               (a)  AMOUNT BENEFICIALLY OWNED:  4,210,165 SHARES

               (b)  PERCENT OF CLASS:  5.61%

               (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                    (i) SOLE POWER TO VOTE OR TO DIRECT THE VOTE: 3,984,458 SHARES,

                   (ii) SHARED POWER TO VOTE OR TO DIRECT THE VOTE: 174,763 SHARES,

                  (iii)  SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:
                         3,799,119 SHARES,

                   (iv)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION
                         OF:  399,215 SHARES.

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  CUSIP No. 866762107                                      Page 4 of 4 Pages
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ITEM 10        CERTIFICATION.
-------

               BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSE OR EFFECT.

                                   SIGNATURE


               AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

                                        February 29, 1996

                                        THE GLENMEDE TRUST COMPANY



                                        /S/ JAMES BELANGER
                                        ------------------
                                        SIGNATURE

                                        JAMES BELANGER
                                        --------------
                                        VICE PRESIDENT
                                        --------------
                                        NAME/TITLE